UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2007 (September 6, 2007)

MISONIX, INC.

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-10986 (Commission File Number)	11-2148932 (IRS Employer Identification No.)

1938 New Highway, Farmingdale, NY (Address of principal executive offices)	11735 (Zip Code)

(631) 694-9555
(Registrant’s telephone number, including area code )

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 6, 2007, but effective as of August 30, 2007, MISONIX, INC. (the “Company”) and William H. Phillips (“Phillips”) entered into a Settlement Agreement (the “Agreement”). Pursuant to the Agreement, the Company and Phillips resolved certain disputes between them concerning the purchase price to be paid by the Company for shares of the common stock of Acoustic Marketing Research, Inc. (“Acoustic”) owned by Phillips. The Company owned ninety (90%) percent of the outstanding shares of Acoustic prior to the execution of the Agreement.

Pursuant to the Agreement, the Company will pay Phillips the aggregate sum of $1,214,780 (the “Purchase Price”). The Company paid Phillips $296,118 on June 7, 2007 and $311,272 on August 30, 2007. The Company will pay the balance of the Purchase Price in two (2) installments with the final installment due on March 1, 2008. Phillips may accelerate the balance due if notice of a default in payment is given and the default is not cured within five (5) business days. Default interest of nine (9%) percent will be charged on late payments.

The shares of Acoustic being sold to the Company are being held in escrow and released pro-rata with each installment payment of the Purchase Price.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10 (hhh).

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit 10 (hhh) Settlement Agreement dated as of August 30, 2007, by and between MISONIX, INC. and William H. Phillips.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 7, 2007	MISONIX, INC.
	By:	/s/ Richard Zaremba
Richard Zaremba Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 10 (hhh)	Settlement Agreement dated as of August 30, 2007, by and between MISONIX, INC. and William H. Phillips.